Exhibit 3.1

CERTIFICATE OF DETERMINATION OF

RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

OVERLAND STORAGE, INC.

Pursuant to Section 401 of the Corporations Code of the State of California:

We, Eric L. Kelly, President and Chief Executive Officer, and Kurt L. Kalbfleisch, Chief Financial Officer and Secretary, of Overland Storage, Inc., a corporation organized and existing under the laws of the State of California (the “Corporation”), do hereby certify as follows:

1. On February 17, 2010, the Pricing Committee (the “Pricing Committee”) of the Corporation’s Board of Directors (the “Board”) adopted a resolution designating 1,000,000 shares of Preferred Stock as the Corporation’s “Series A Convertible Preferred Stock” pursuant to authority designated to the Pricing Committee by resolution of the Board.

2. No shares of Series A Convertible Preferred Stock have been issued.

3. Pursuant to (i) authority conferred upon the Board by the Corporation’s Amended and Restated Articles of Incorporation and (ii) authority designated to the Pricing Committee by the Board, the following resolution was duly adopted by the Pricing Committee on February 17, 2010, creating, the series of Preferred Stock designated as the Series A Convertible Preferred Stock:

RESOLVED that, pursuant to (i) authority vested in the Board by Article III of the Corporation’s Amended and Restated Articles of Incorporation and (ii) authority designated to the Pricing Committee by the Board, out of the total authorized number of 1,000,000 shares of its Preferred Stock, no par value, there shall be designated a series of 1,000,000 shares of Preferred Stock which shall be issued in and constitute a single series to be known as “Series A Convertible Preferred Stock” (hereinafter called the “Series A Preferred Stock”) having the following rights, preferences, privileges and restrictions:

1. Certain Definitions.

As used in this Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock of Overland Storage, Inc., the following terms shall have the respective meanings set forth below:

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation, or (ii) the Corporation merges into or consolidates with or enters into any share exchange or other business combination transaction with any other Person, or any Person merges into or consolidates with or enters into any share exchange or other business combination transaction with the Corporation and, after giving effect to such transaction, the shareholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or any substantial portion of its assets to another Person and the shareholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a one year period of more than one-half of the members of the Board which is not approved by a majority of those individuals who are members of the Board on the date hereof (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the date hereof), or (v) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) herein.

“Common Stock” means the common stock, no par value, of the Corporation, including the stock into which the Series A Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Conversion Shares” means the shares of Common Stock into which the Series A Preferred Stock is convertible.

“Convertible Securities” means any stock or security convertible into or exchangeable for or representing the right to subscribe for or otherwise acquire Common Stock.

“Options” means warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock.

“Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or governmental or quasi-governmental entity.

“Proposal” means the proposal to be submitted to the Shareholders Meeting, for the purpose of seeking approval of the shareholders of the Corporation for the issuance and sale of the Series A Preferred Stock and the related warrants to purchase shares of Common Stock pursuant to the Purchase Agreement (including the issuance of all shares of Common Stock issuable upon the full conversion of the Series A Preferred Stock and the full exercise of the related warrants).

“Purchase Agreement” means that certain purchase agreement dated as of February 18, 2010, by and among the Corporation and each of the investors set forth on the signature pages thereto.

“Record Date” means the record date for determining the shareholders of the Corporation eligible to receive notice of and to vote at the Shareholders Meeting.

“Series A Stated Value” means $15.

“Shareholder Approval” means the approval of the Proposal by the shareholders of the Corporation at the Shareholders Meeting in accordance with applicable law, the Corporation’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and the applicable requirements of the Nasdaq Global Market.

“Shareholders Meeting” means a meeting of the shareholders of the Corporation, which shall occur not later than April 30, 2010, for the purpose of voting on (i) the Proposal and (ii) the Award Increase (as defined in Section 6(b)).

“Subsidiary” means any corporation, association or other business entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Corporation; or (ii) with respect to which the Corporation possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such person;

2. Dividends.

(a) Each holder of Series A Preferred Stock, in preference and priority to the holders of all other classes or series of stock, shall be entitled to receive, with respect to each share of Series A Preferred Stock then outstanding and held by such holder, dividends, commencing from the date of issuance of such share of Series A Preferred Stock, at the rate of six percent (6%) per annum of the Series A Stated Value (the “Series A Preferred Dividends”). The Series A Preferred Dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the last day of March, June, September and December in each year, commencing June 30, 2010.

(b) No dividends shall be paid on any Common Stock of the Corporation or any other class or series of capital stock of the Corporation unless and until all outstanding Series A Preferred Dividends shall have been paid or declared and set apart for payment to the holders of Series A Preferred Stock.

(c) In the event that the Corporation shall at any time pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) or any other class or series of capital stock of the Corporation, the Corporation shall, at the same time, pay to each holder of Series A Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Series A Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends without regard to the limitations set forth in Section 7.

3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock shall be entitled, before any distributions shall be made to the holders of the Common Stock, or any other class or series of capital stock of the Corporation, to be paid an amount per share equal to the greater of (a) the Series A Stated Value plus any accrued and unpaid Series A Preferred Dividends or (b) such amount per share as would have been payable had all shares of Series A Convertible Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up without giving effect to the limitations set forth in Section 4 and Section 7 hereof (the greater of such amounts, the “Liquidation Preference”). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit payment to the holders of the Series A Preferred Stock of their respective liquidation amount, then the entire assets of the Corporation to be distributed shall be distributed pro rata to the holders of Series A Preferred Stock. After payment of the full Liquidation Preference, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of Common Stock. Unless waived in writing by the holders of at least a majority of the Series A Preferred Stock then outstanding, voting together as one class, a Change of Control Transaction shall be deemed to be a liquidation within the meaning of this Section 3.

4. Conversion; Adjustments.

4A. Right to Convert.

(a) Subject to the terms and conditions of this paragraph 4A, the holder of any share or shares of Series A Preferred Stock shall have the right, at its option at any time after the earlier of (i) the Record Date and (ii) the date thirty (30) days after the filing of this Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock with the Secretary of State of the State of California (the “Filing Date”) (the earlier of such dates, the “Initial Conversion Date”), to convert any such shares of Series A Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series A Preferred

Stock so to be converted by the Series A Stated Value per share and dividing the result by the conversion price of $2.6362 per share or, if there has been an adjustment of the conversion price, by the conversion price as last adjusted and in effect at the date any share or shares of Series A Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the “Conversion Price”). Such rights of conversion shall be exercised by the holder thereof by surrender of a certificate or certificates for the shares to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a properly completed notice of conversion in the form attached to the Series A Preferred Stock certificate with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock, shall be issued. Such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such shares shall have been surrendered as aforesaid. Upon any conversion of the Series A Preferred Stock, the Corporation shall pay to the holder in cash all accrued and unpaid Series A Dividends to the date of conversion; provided, however, that no dividends shall be payable to the holders of any shares of Series A Preferred Stock that are converted into Common Stock on or prior to June 30, 2010 pursuant to either this Section 4A(a) or Section 4A(b) below.

(b) All issued and outstanding shares of Series A Preferred Stock shall be converted into fully paid and nonassessable whole shares of Common Stock at the Conversion Price automatically and without any action on the part of the holders thereof upon the date of receipt of the Shareholder Approval. The Corporation shall provide prompt written notice to the holders of Series A Preferred Stock of any conversion effected pursuant to this subsection 4A(b) but in no event more than two Business Days after the effective date of such conversion. From and after any conversion effected pursuant to this subsection 4A(b), the holders of the Series A Preferred Stock shall have the right to receive shares of Common Stock in accordance with and upon compliance with the other provisions of subsections 4A, 4B and 4C hereof

4B. Issuance of Certificates; Time Conversion Effected; Buy-In. Promptly after the conversion of the Series A Preferred Stock and surrender of the certificate or certificates for the share or shares of the Series A Preferred Stock being converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of the Series A Preferred Stock. Upon the effective date of any such conversion, the rights of the holder of the shares of Series A Preferred Stock being converted shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

If (1) a certificate representing the Conversion Shares is not delivered to a holder of Series A Preferred Stock within three (3) Business Days of the due conversion of its Series A Preferred Stock and (2) prior to the time such certificate is received by such holder after such three (3) Business Day period, the holder, or any third party on behalf of the holder or for the holder’s account, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of shares represented by such certificate (a “Buy-In”), then the Corporation shall pay in cash to the holder (for costs incurred either directly by such holder or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such holder as a result of the sale to which such Buy-In relates. The holder shall provide the Corporation written notice together with a reasonably detailed summary indicating the amounts payable to the holder in respect of the Buy-In.

4C. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of the Series A Preferred Stock into Common Stock. In lieu of any fractional share of Common Stock issuable upon conversion of the Series A Preferred Stock into Common Stock, the Corporation shall pay to the converting holder an amount in cash equal to the product obtained by multiplying the Market Price (as defined below) of one share of Common Stock as of the date of conversion by the fractional share interest to which such holder would otherwise be entitled. Upon any such conversion, the Corporation shall pay to the holder in cash all accrued and unpaid Series A Dividends in respect of the Series A Preferred Stock converted to the date of conversion. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to subsection 4A(a) exceeds the number of shares converted, the Corporation shall upon such conversion, execute and deliver to the holder thereof at the expense of the Corporation, a new certificate for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

4D. Stock Splits and Dividends. If the Corporation shall, at any time or from time to time while the Series A Preferred Stock is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then the Conversion Price in effect immediately prior to the date upon which such change shall become effective shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such change and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such change and. Such adjustment shall be made successively whenever any event listed in this Section 4D shall occur.

4E. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with another corporation in which the Corporation is not the survivor, or sale, transfer or other disposition of all or substantially all of the Corporation’s assets to another corporation shall be effected, then, as a condition of such reorganization or reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each holder of a share or shares of Series A Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the Conversion Shares immediately theretofore receivable upon the conversion of such share or shares of the Series A Preferred Stock, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Conversion Shares equal to the number of Conversion Shares immediately theretofore issuable upon conversion of the Series A Preferred Stock, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. The Corporation shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holders of the Series A Preferred Stock, at the last addresses of such holders appearing on the books of the Corporation, such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive, and the other obligations hereunder. The provisions of this subsection 4E shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

4F. Distributions. In case the Corporation shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 4D), or subscription rights or warrants, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price (as defined below) per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Board in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. “Market Price” as of a particular date (the “Valuation Date”)

shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar quotation system or association, the closing sale price of one share of Common Stock on the Bulletin Board or such other quotation system or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on the Bulletin Board or such other quotation system or association, the fair market value of one share of Common Stock as of the Valuation Date, as determined in good faith by the Board and the holders of at least a majority of the outstanding Series A Preferred Stock. If the Common Stock is not then listed on a national securities exchange, the Bulletin Board or such other quotation system or association, the Board shall respond promptly, in writing, to an inquiry by a holder of Series A Preferred Stock prior to the conversion of Series A Preferred Stock hereunder as to the fair market value of a share of Common Stock as determined by the Board. In the event that the Board and the holders of at least a majority of the outstanding Series A Preferred Stock are unable to agree upon the fair market value in respect of subpart (c) hereof, the Corporation and the holders of at least a majority of the outstanding Series A Preferred Stock shall jointly select an appraiser, who is experienced in such matters. The appraiser shall conduct a valuation of the fair market value of a share of Common Stock and such valuation shall be approved by the Board. The cost of such appraiser shall be borne equally by the Corporation and such holders. Such adjustment shall be made successively whenever such a payment date is fixed.

4G. Effective Date of Adjustment. An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

4H. Subsequent Adjustments. In the event that, as a result of an adjustment made pursuant to this Section 4, holders of Series A Preferred Stock shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, the number of such other shares so receivable upon the conversion of the Series A Preferred Stock shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Conversion Shares contained herein.

4I. Notice of Adjustment. Upon any adjustment of the Conversion Price, then, and in each such case the Corporation shall give written notice thereof by first class mail, postage prepaid, addressed to each holder of shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4J. Other Notices. In case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation; or

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least fifteen (15) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least fifteen (15) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

4K. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all options and conversion of Convertible Securities, including upon conversion of the Series A Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Corporation’s Amended and Restated Articles of Incorporation.

4L. No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that are converted into shares of Common Stock as provided herein shall be retired and may not be reissued as Series A Preferred Stock but may be reissued as all or part of another series of Preferred Stock.

4M. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Corporation shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

4N. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock; provided, however, nothing herein shall be construed to prevent the Corporation from setting record dates for the holders of its securities.

5. Voting - Series A Preferred Stock. In addition to any class voting rights provided by law, the holders of Series A Preferred Stock shall have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote (including the election of directors); provided, however, the holders of Series A Preferred Stock shall not have the right to vote together with the holders of Common Stock to approve the Proposal at the Shareholders Meeting. With respect to the voting rights of the holders of the Series A Preferred Stock pursuant to the preceding sentence, each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held by such holder on the record date for the determination of shareholders entitled to vote. For the avoidance of doubt, nothing in this Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock shall limit the right of holders of Series A Preferred Stock to vote together with the holders of Common Stock to approve the Award Increase or any other matter presented to the shareholders of the Corporation (other than the Proposal) at the Shareholders Meeting.

6. Certain Restrictions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation will not:

(a) authorize, create, designate, establish or issue (whether by merger or otherwise) (i) an increased number of shares of Series A Preferred Stock, or (ii) any other class or series of capital stock ranking senior to or on parity with the Series A Preferred Stock as to dividends or upon liquidation or reclassify any shares of Common Stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series A Preferred Stock or reclassify any shares of Common Stock or any other class or series of capital stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series A Preferred Stock;

(b) adopt any stock option, stock compensation or stock purchase plan, maintain any stock option, stock compensation or stock purchase plan which contains any “evergreen” or formula provisions increasing the number of shares of Common Stock available for grant thereunder (other than customary anti-dilution adjustments) or amend any existing stock option, stock compensation or stock purchase plan so as to increase the number of shares of Common Stock covered thereby by more than an aggregate of 3,681,246 shares of Common Stock (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date hereof) (the “Award Increase”);

(c) enter into any transaction with any Affiliate or shareholder of the Corporation without the approval of a majority of the non-employee members of the Board;

(d) amend, alter or repeal, whether by merger, consolidation or otherwise, the Corporation’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws or this Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock in a manner which would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock , or which would increase or decrease the amount of authorized shares of the Series A Preferred Stock or of any other series of preferred stock ranking senior to the Series A Preferred Stock, with respect to the payment of dividends (whether or not such series of preferred stock is cumulative or noncumulative as to payment of dividends) or upon liquidation;

(e) directly or indirectly purchase, redeem, repurchase or otherwise acquire or permit any Subsidiary to redeem, purchase, repurchase or otherwise acquire (or make any payment to a sinking fund for such redemption, purchase, repurchase or other acquisition) any share of Common Stock or any other class or series of the Corporation’s capital stock (except for shares of Common Stock repurchased from current or former employees, consultants, or directors upon termination of service in accordance with plans approved by the Board) whether in cash, securities or property or in obligations of the Corporation or any Subsidiary;

(f) except for the Record Date, establish any record date for determining the shareholders of the Corporation eligible to receive notice of or to vote on any matter at any meeting of shareholders of the Corporation or to provide any written consent in lieu of a meeting of shareholders of the Corporation which record date is prior to the Initial Conversion Date;

(g) act on any proposal or transact any business at the Shareholders Meeting, or any adjournment or postponement thereof, other than (i) voting on the Proposal and the Award Increase and (ii) reasonably necessary for the conduct of the Shareholders Meeting; or

(h) enter into any agreement to do any of the foregoing.

7. Limitations on Conversion. Prior to receipt of the Shareholder Approval, notwithstanding anything to the contrary contained in this Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock of Overland Storage, Inc., the number of Conversion Shares that may be acquired by any holder of Series A Preferred Stock upon the conversion of its Series A Preferred Stock (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 19.999% of the total number of issued and outstanding shares of Common Stock (including for such purposes, the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Change of Control Transaction.

8. No Waiver. Except as otherwise modified or provided for herein, the holders of Series A Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the California Corporations Code.

9. No Impairment. The Corporation will not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series A Preferred Stock against impairment.

10. Amendment; Waiver. Any term of the Series A Preferred Stock may be amended or waived upon the written consent of the Corporation and the holders of a majority of the Series A Preferred Stock then outstanding, voting together as a single class; provided, however that the number of Conversion Shares issuable hereunder and the Conversion Price may not be amended, and the right to convert the Series A Preferred Stock may not be altered or waived, without the written consent of the holders of all of the Series A Preferred Stock then outstanding.

11. Action By Holders. Any action or consent to be taken or given by the holders of the Series A Preferred Stock may be given either at a meeting of the holders of the Series A Preferred Stock called and held for such purpose or by written consent.

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4. We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed on February 18, 2010 at San Diego, California.

/s/ Eric L. Kelly
Eric L. Kelly
President and Chief Executive Officer

/s/ Kurt L. Kalbfleisch
Kurt L. Kalbfleisch
Chief Financial Officer and Secretary